Exhibit 99.1

NEWS RELEASE

FUJITSU AND RAMBUS SIGN PATENT LICENSE AGREEMENT COVERING SYSTEMS AND SEMICONDUCTORS

LOS ALTOS, Calif. — March 20, 2006 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, announced today it has signed a patent license agreement with Fujitsu Limited.

The agreement applies to both manufacture and sale and covers systems, semiconductors, and all other segments of Fujitsu’s business, past and future, on a worldwide basis. Fujitsu’s payment amounts will be based in part on the relative volume of DRAM that Fujitsu purchases from Rambus-licensed or unlicensed memory suppliers.

“We are very pleased to reach this agreement with Fujitsu which marks our first system-level patent license and another important milestone in validating the contribution of our patented inventions,” said Harold Hughes, president and chief executive officer at Rambus. “Our goal remains to design the world’s fastest interface solutions enabling our industry-leading customers to bring world-class products to market.”

Since its founding in 1990, Rambus has focused on advancing electronic system performance through innovations in logic and memory interfaces, controller architectures, and system design. The result is a broad portfolio of innovations and patents that enables semiconductor manufacturers and system designers to achieve ever-increasing levels of functionality and performance, to lower system costs, to mitigate risk with silicon-proven designs, and to reduce time to market. For more information on Rambus’ patent portfolio, please visit www.rambus.com/products/innovationslicensing/.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s innovations, breakthrough technologies and integration expertise have helped industry-leading chip and system companies solve their most challenging and complex I/O problems and bring their products to market. Rambus’ interface solutions can be found in numerous computing, consumer, and communications products and applications. Rambus is headquartered in Los Altos, California, with regional offices in Chapel Hill, North Carolina; Bangalore, India; Taipei, Taiwan; and Tokyo, Japan. Additional information is available at www.rambus.com.

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Press Contacts:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

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